Exhibit 99.2

Filed by Indiana Community Bancorp
Pursuant to Rule 425 under the Securities Act of 1933 and
deemed filed pursuant to Rule 14a-12 of the Securities Exchange Act of 1934

Subject Company:  Indiana Community Bancorp
Commission File No. 000-18847

Indiana Community BANCORP

NEWS RELEASE

For Immediate Release		January 25, 2012

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
2011 RESULTS

(Columbus, In) – Indiana Community Bancorp (the "Company") (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced net income for the fourth quarter of $1.8 million or $0.46 diluted income per common share compared to net income of $1.5 million or $0.36 diluted earnings per common share for the same period last year.  Year to date net loss was $1.7 million or $(0.87) diluted loss per common share compared to net income of $5.6 million or $1.32 diluted earnings per common share a year earlier.  The net loss for the year was due primarily to a $14.1 million provision for loan losses in the third quarter which resulted from net charge offs during the third quarter which totaled $13.3 million.  The substantial reduction in net charge offs and provision for loan losses in the fourth quarter compared to the third quarter allowed the Company to return to profitability for the fourth quarter.  Net charge offs totaled $959,000 for the fourth quarter and provision expense for the quarter was $1.2 million.  Total portfolio loans decreased $0.7 million for the quarter and $40.3 million year to date while total retail deposits increased $22.2 million for the quarter and $15.2 million year to date.

Balance Sheet

Total assets were $984.6 million as of December 31, 2011, a decrease of $58.7 million from December 31, 2010.  During the third quarter, the Bank prepaid the remaining Federal Home Loan Bank advances which totaled $55 million including the prepayment penalty.  The majority of the funding for the prepayment of advances came from the sale of securities.  As a result, total securities decreased $45.7 million year to date.  Total loans decreased $0.7 million for the quarter and $40.3 million year to date.  Commercial and commercial mortgage loans increased $1.1 million for the quarter and decreased $32.7 million year to date.  Commercial lending activity has been slow during 2011 driven primarily by limited new business expansion combined with intense competition for high quality C&I relationships.  While commercial lending balances increased slightly in the fourth quarter, commercial loan growth is expected to be a challenge in future periods.  Residential mortgage loans and consumer loans were basically unchanged for the quarter and decreased $7.6 million year to date.  Demand for home equity and second mortgage loans remains soft within the Bank’s market footprint.

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Indiana Community Bancorp
2011 Results

Total retail deposits increased $22.2 million for the quarter and $15.2 million year to date.  The increase in retail deposits for the quarter was primarily due to an increase in public fund transaction deposits of $29.9 million partially offset by a decrease in certificates of deposit of $15.3 million for the quarter.  Certificates of deposits have decreased $51.2 million year to date.  The continued low interest rate environment has resulted in rates on certificates of deposit that are not attractive to consumers.  Additionally, the Bank has implemented a strategy geared toward expanding relationships with customers that only maintain certificates of deposit at the Bank or allowing those customers to pursue higher interest rates elsewhere.  The decrease in certificates of deposit for the year has been offset by an increase in demand and interest bearing transaction accounts which have increased $66.4 million for the year.  The Bank continues to focus marketing and sales activities on transaction accounts aimed at attracting new customers and expanding relationships with existing customers.  As a result, public entity transaction deposits have increased $11.1 million for the year while commercial and retail transaction deposits increased $55.3 million for the year.

Asset Quality

Provision for loan losses totaled $1.2 million for the quarter and $19.5 million year to date.  Net charge offs were $959,000 for the quarter and $19.1 million year to date.  The allowance for loan losses increased $378,000 for the year to $15.0 million at December 31, 2011.  The ratio of the allowance for loan losses to total loans was 2.12% at December 31, 2011 compared to 1.95% at December 31, 2010. The Company’s nonperforming assets decreased $4.5 million for the fourth quarter and increased $8.4 million year to date to $42.9 million at December 31, 2011.  The ratio of nonperforming assets to total assets was 4.35% at December 31, 2011 compared to 4.91% at September 30, 2011.

Net Interest Income

Net interest income decreased $446,000 or 5.2% for the quarter and increased $1.2 million or 3.6% year to date.  Net interest margin was 3.70% for the quarter and 3.58% year to date.  Net interest margin improved 18 basis points in the fourth quarter when compared to the third quarter as a result of the balance sheet restructuring which occurred during the third quarter.  Despite the improvement in net interest margin for the quarter, net interest income decreased due to the decrease in interest earning assets.

Non Interest Income

Excluding net gains on sale of securities and other than temporary impairment losses from each period, non interest income decreased $176,000 for the quarter and $380,000 year to date.  Service fees on deposits decreased $17,000 or 1.1% for the quarter and $333,000 or 5.2% year to date due primarily to a decrease in overdraft fees.  While not a core activity, the Bank has taken advantage of interest rate volatility in the securities market to reposition a portion of the securities portfolio and to provide funds to prepay Federal Home Loan Bank advances throughout the year.  Gain on sale of securities net of other than temporary impairment losses totaled $2.3 million year to date.  Gain on sale of loans decreased $34,000 for the quarter and $132,000 year to date.  Miscellaneous income included a net loss on the writedown of other real estate of $458,000 year to date due primarily to the write down of a large other real estate owned property based on negotiations related to the sale of the property.

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Indiana Community Bancorp
2011 Results

Non Interest Expenses

Excluding the Federal Home Loan Bank advances prepayment expense in the third quarter of $1.4 million, non interest expenses decreased $343,000 or 4.5% for the quarter and increased $860,000 or 3.0% year to date.  Compensation and employee benefits expense decreased $188,000 or 4.8% for the quarter and increased $995,000 or 6.8% year to date.  During the second quarter of 2010, the Company restructured certain senior management incentive plans which resulted in a reversal of $327,000 of previously accrued expense.  The remaining increase for the year was due primarily to costs associated with additional personnel added to the commercial and investment advisory departments during 2010, increased medical benefit and pension costs and increased costs related to restricted stock grants to key management personnel.  FDIC insurance expense decreased $194,000 for the quarter and $536,000 year to date due to a change in the method used to calculate the Company’s quarterly contribution.  Marketing expense increased $207,000 year to date as the Company has increased the marketing budget to support growth opportunities for core deposits within its market footprint.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System.  Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank.  Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events.  Actual results could materially differ from those presented.  Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	December 31,	December 31,
	2011	2010
Assets:
Cash and due from banks	$20,683	$12,927
Interest bearing demand deposits	278	136
Federal funds sold	19,634	-
Cash and cash equivalents	40,595	13,063

Securities available for sale at fair value (amortized cost $178,300 and $227,331)	180,770	226,465
Loans held for sale (fair value $6,617 and $7,827)	6,464	7,666

Portfolio loans:
Commercial and commercial mortgage loans	517,970	550,686
Residential mortgage loans	93,757	92,796
Second and home equity loans	86,059	92,557
Other consumer loans	9,533	11,614
Total portfolio loans	707,319	747,653
Unearned income	(233)	(252)
Allowance for loan losses	(14,984)	(14,606)
Portfolio loans, net	692,102	732,795

Premises and equipment	16,617	16,228
Accrued interest receivable	3,085	3,785
Other assets	44,974	43,316
TOTAL ASSETS	$984,607	$1,043,318

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$103,864	$86,425
Interest checking	222,314	177,613
Savings	52,181	45,764
Money market	222,229	224,382
Certificates of deposits	262,653	313,854
Retail deposits	863,241	848,038
Public fund certificates	102	5,305
Wholesale deposits	102	5,305
Total deposits	863,343	853,343

FHLB advances	-	53,284
Short term borrowings	-	12,088
Junior subordinated debt	15,464	15,464
Other liabilities	17,666	20,490
Total liabilities	896,473	954,669

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: 21,500 and 21,500; Liquidation preference $1,000 per share	21,265	21,156
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,422,379 and 3,385,079	21,735	21,230
Retained earnings, restricted	44,127	47,192
Accumulated other comprehensive income/(loss), net	1,007	(929)

Total shareholders' equity	88,134	88,649

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$984,607	$1,043,318

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INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
Interest Income:
Securities and interest bearing deposits	1,034	1,435	4,993	5,425
Commercial and commercial mortgage loans	6,726	7,624	28,559	30,154
Residential mortgage loans	1,037	1,120	4,148	4,625
Second and home equity loans	984	1,131	4,130	4,581
Other consumer loans	189	242	819	1,079
Total interest income	9,970	11,570	42,649	45,864

Interest Expense:
Checking and savings accounts	288	453	1,434	1,908
Money market accounts	288	357	1,327	1,686
Certificates of deposit	1,150	1,805	5,476	8,625
Total interest on retail deposits	1,726	2,615	8,237	12,219

Public funds	-	4	12	10
Total interest on wholesale deposits	-	4	12	10
Total interest on deposits	1,726	2,619	8,249	12,229

FHLB advances	-	266	692	1,089
Other borrowings	1	1	9	1
Junior subordinated debt	81	76	308	311
Total interest expense	1,808	2,962	9,258	13,630

Net interest income	8,162	8,608	33,391	32,234
Provision for loan losses	1,182	1,950	19,509	7,179
Net interest income after provision for loan losses	6,980	6,658	13,882	25,055

Non Interest Income:
Gain on sale of loans	727	761	1,975	2,107
Gain on securities	1	271	2,396	768
Other than temporary impairment losses	-	(21)	(104)	(215)
Service fees on deposit accounts	1,552	1,569	6,056	6,389
Loan servicing income, net of impairment	135	111	492	473
Miscellaneous	682	831	2,175	2,109
Total non interest income	3,097	3,522	12,990	11,631

Non Interest Expenses:
Compensation and employee benefits	3,763	3,951	15,733	14,738
Occupancy and equipment	959	1,046	3,897	3,918
Service bureau expense	516	493	2,006	1,954
FDIC insurance expense	329	523	1,535	2,071
Marketing	218	243	1,011	804
FHLB advances prepayment fee	-	-	1,353	-
Miscellaneous	1,528	1,400	5,576	5,413
Total non interest expenses	7,313	7,656	31,111	28,898

Income/(loss) before income taxes	2,764	2,524	(4,239)	7,788
Income tax provision/(credit)	926	1,004	(2,495)	2,146
Net Income/(loss)	$1,838	$1,520	$(1,744)	$5,642

Basic earnings/(loss) per common share	$0.46	$0.36	$(0.87)	$1.32
Diluted earnings/(loss) per common share	$0.46	$0.36	$(0.87)	$1.32

Basic weighted average number of common shares	3,367,470	3,358,079	3,364,934	3,358,079
Dilutive weighted average number of common shares	3,369,244	3,360,212	3,364,934	3,358,728
Dividends per common share	$0.010	$0.010	$0.040	$0.040

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Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	December 31,		December 31,
	2011	2010	2011	2010

Weighted average interest rate earned on total interest-earning assets	4.51%	4.60%	4.57%	4.74%
Weighted average cost of total interest-bearing liabilities	0.83%	1.21%	1.02%	1.44%
Interest rate spread during period	3.69%	3.39%	3.56%	3.30%

Net interest margin (net interest income divided by average interest-earning assets on annualized basis)	3.70%	3.42%	3.58%	3.33%
Total interest income divided by average
Total assets (on annualized basis)	4.08%	4.30%	4.19%	4.37%
Total interest expense divided by average total assets (on annualized basis)	0.74%	1.10%	0.91%	1.30%
Net interest income divided by average total assets (on annualized basis)	3.34%	3.20%	3.28%	3.07%

Return on assets (net income/(loss) divided by average total assets on annualized basis)	0.75%	0.56%	-0.17%	0.54%
Return on equity (net income/(loss) divided by average total equity on annualized basis)	8.35%	6.69%	-1.94%	6.45%

	December 31,	December 31,
	2011	2010

Book value per share outstanding	$19.54	$19.94

Nonperforming Assets:
Loans:
Non-accrual	$33,971	$20,278
Past due 90 days or more	87	92
Restructured	3,082	9,684
Total nonperforming loans	37,140	30,054
Real estate owned, net	5,734	4,379
Other repossessed assets, net	2	10
Total Nonperforming Assets	42,876	$34,443

Nonperforming assets divided by total assets	4.35%	3.30%
Nonperforming loans divided by total loans	5.25%	4.02%

Balance in Allowance for Loan Losses	$14,984	$14,606

Allowance for loan losses to total loans	2.12%	1.95%

Additional Information for Shareholders

In connection with the proposed merger between Old National Bancorp (“Old National”) and the Company, Old National will file with the Securities and Exchange Commission a Registration Statement on Form S-4 that will include a Proxy Statement of the Company and a Prospectus of Old National, as well as other relevant documents concerning the proposed transaction. Shareholders are urged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Old National and the Company, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Old National at www.oldnational.com under the tab “Investor Relations” and then under the heading “Financial Information” or from the Company by accessing the Company’s website at www.myindianabank.com under the tab “Shareholder Relations” and then under the heading “Documents.”

Old National and the Company and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of the Company in connection with the proposed merger.  Information about the directors and executive officers of Old National is set forth in the proxy statement for Old National’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 25, 2011.  Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2011 annual meeting of shareholders, as filed with the SEC on a Schedule 14A on March 22, 2011.  Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the Proxy Statement/Prospectus regarding the proposed merger when it becomes available.  Free copies of this document may be obtained as described in the preceding paragraph.

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